CONTACT:  Tim Gallagher                                    FOR IMMEDIATE RELEASE
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            CARNIVAL CORPORATION INCREASES CONVERTIBLE NOTE OFFERING

         MIAMI (04/20/01) - Carnival Corporation (NYSE:CCL) announced that it has increased the size of its offering of 2 percent convertible senior notes due 2021 from $400 million in aggregate principal amount to $500 million in aggregate principal amount. The convertible notes have a yield to maturity of 2 percent and are convertible into Carnival common stock at a conversion price of $39.14 per share, representing a 40 percent premium over the common stock closing price on April 19, 2001. The placement agent's over-allotment option remains $100 million in aggregate principal amount.

         The securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act.


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NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. All forward-looking statements, including those which may impact the forecasting of Carnival Corporation's net revenue yields, involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions; increases in cruise industry capacity and competition; the ability of the company to implement its shipbuilding program and to continue to expand its business outside the North American market; incidents involving cruise ships; impact of pending or threatened litigation; changes in tax and other laws and regulations affecting Carnival and other factors which are described in further detail in Carnival's filings with the Securities and Exchange Commission.


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